HEILIG-MEYERS COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands except per share data)


                                  Three Months Ended    Six Months Ended
                                      August 31,            August 31,
                                    1997     1996        1997      1996
                                    ----     ----        ----      ----

Primary Earnings Per Share:

  Average number of
    shares outstanding             56,003   48,616      55,208    48,571

  Net effect of stock
    options                           914    1,059         874       718

  Average number of
    shares as adjusted             56,917   49,675      56,082    49,289

  Net earnings                     $9,279   $7,747     $23,040   $20,117

  Per share amount                 $  .16   $  .16     $   .41   $   .41


Fully Diluted Earnings Per Share:

  Average number of
    shares outstanding             56,003   48,616      55,208    48,571

  Net effect of stock
    options                           914    1,059         915       733

  Average number of
    shares as adjusted             56,917   49,675      56,123    49,304

  Net earnings                     $9,279   $7,747     $23,040   $20,117

  Per share amount                 $  .16   $  .16     $   .41   $   .41


Earnings Per Common Share:

Earnings per common share is computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The Company has issued stock options, which are the Company's only common stock equivalent, at exercise prices ranging from $5.52 to $35.06. Stock options which were antidilutive for the period ended August 31, 1997 were not included in the earnings per share calculation.

                                       25